Exhibit 10.1

FEDERAL-MOGUL CORPORATION

March 10, 2012

José Maria Alapont

[            ]

[            ]

Dear Mr. Alapont:

This agreement (the “Letter Agreement”) sets forth our agreement regarding your retirement from Federal-Mogul Corporation (“Federal-Mogul”) and the subsequent consulting services you will provide to Federal-Mogul, and the status of your benefits, following your retirement and separation from employment. For purposes of this Letter Agreement, the term “Federal-Mogul” will include Federal-Mogul Corporation and all subsidiaries and affiliated and successor companies of each of them. We have agreed with you as follows:

1. Retirement:

(a) Retirement. You will (and hereby irrevocably do) resign from service as an officer and employee with Federal-Mogul by voluntary retirement effective on March 31, 2012 (the “Retirement Date”). Effective on such date you will (and hereby irrevocably do) resign from all other positions with, and boards of directors of, any subsidiaries and affiliated companies (including any joint ventures) of Federal-Mogul. For the avoidance of doubt, Mentor Graphics Corporation (“Mentor”) shall not be deemed to be an “affiliated company” of Federal-Mogul for purposes of this Letter Agreement and you shall not be required pursuant to this Letter Agreement to resign from the board of directors of Mentor. Effective immediately prior to the 2013 Annual Meeting of Federal-Mogul stockholders, which is expected to be held on or about May 24, 2013, you will (and hereby irrevocably do) resign from the Board of Directors of Federal-Mogul. You will not receive any fees with respect to your service on the Board of Directors following the Retirement Date.

(b) Benefits Following Retirement. On your Retirement Date, you will cease to be an active employee of Federal-Mogul. As such, you will not be eligible to participate as an active employee of Federal-Mogul in any compensation, welfare or retirement plans, or accrue any vacation or paid time off days, following your Retirement Date; however, in accordance with, and subject to, applicable Federal-Mogul policy, you may elect to continue, under the terms prevailing from time to time, to receive certain benefits coverage, with any premiums due in respect thereof to be paid by you.

2. Stock Options: In accordance with, and subject to the terms of, the Restated Stock Option Agreement dated as of March 23, 2010, between you and Federal-Mogul (the “Option Agreement”), as a result of your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date, all outstanding Federal-Mogul stock options that you may hold immediately prior to the effective date of separation shall be exercisable by you until and including June 29, 2012, after which the Option Agreement and all such options shall terminate and may no longer be exercised.

3. Deferred Compensation: In accordance with, and subject to the terms of, the Second Amended and Restated Deferred Compensation Agreement dated as of March 23, 2010, between you and Federal-Mogul (the “Deferred Compensation Agreement”), as a result of your separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date, you will receive (pursuant to your election, evidenced by your execution and delivery of this Letter Agreement, under the Deferred Compensation Agreement to receive cash in lieu of equity), promptly following October 1, 2012, a cash payment equal to $9,730,000, which amount shall be subject to adjustment and offset as set forth in the Deferred Compensation Agreement (including in connection with your exercise of stock options). For purposes of illustration, assuming that you exercise the options in full on a day when the closing price per share of Federal-Mogul’s common stock is $23 for a total stock option benefit of $14,000,000 (excluding applicable taxes and brokerage fees): (i) the adjustment formula pursuant to the Deferred Compensation Agreement would be: 2,000,000 x .75 (23 – 19.46); (ii) the downward adjustment would be: $5,310,000; and (iii) the adjusted amount that you would receive in full satisfaction of all amounts due to you under the Deferred Compensation Agreement would be: $4,420,000 (i.e., 9,730,000 – 5,310,000). You shall (and hereby irrevocably do) release any and all rights you may have in the Trust for Non-Qualified Deferred Compensation Plans of Federal-Mogul Corporation dated December 27, 2007, and the collateral contained therein, effective upon payment of the amount set forth in the prior sentence.

4. Key Executive Pension Plan: In accordance with, and subject to the terms of, the Federal-Mogul Key Executive Pension Plan for you dated as of January 1, 2009 (the “Key Plan”), as a result of your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date, you will be entitled to receive (pursuant to your election under the Key Plan, evidenced by your execution and delivery of this Letter Agreement) periodic cash payments as set forth below beginning promptly following October 1, 2012. You represent, warrant, acknowledge and agree that: (i) you have reviewed the calculations below and that they accurately reflect the amounts, dates, methodology and all other information to be used to calculate the payments that you are to receive pursuant to the Key Plan; (ii) the target retirement benefit under the Key Plan is to be offset and reduced by certain other retirement benefits provided to you, including under Federal-Mogul’s qualified and nonqualified defined benefit retirement plans (including the PRA and PRA SERP described in Section 5 below), and retirement benefits provided by predecessor employers under qualified or nonqualified defined benefit retirement plans or retirement agreements, as follows:

KEY Plan Target Annual Life Retirement Benefit:	$2,228,000
KEY Plan Target Retirement Benefit as a monthly life annuity:	$185,666.67
Offset for PRA benefit at age 62 as a monthly life annuity:	($1,154.39)
Offset for PRA SERP benefit at age 62 as a monthly life annuity:	($7,973.25)
Offset for Predecessor Plan pensions as a monthly life annuity:	(None )
Reduction of 0.5% per month for each month prior to age 62:	($4,413.48)
KEY Plan monthly life annuity:	$172,125.55

You have selected a joint and survivor option which is the actuarial equivalent of a monthly life annuity. This means you will receive $161,109.52 per month for your lifetime and your current spouse will receive $80,554.76 per month for her lifetime, if you predecease her. You will receive a lump sum payment promptly after October 1, 2012 of $1,127,766.64 representing KEY plan annuity benefits for April through October 2012 and monthly annuity payments of $161,109.52 thereafter. You shall be entitled to select a different annuity payment option provided under the terms of the Key Plan during the three day period commencing on the date of this Letter Agreement and subject to the approval of the Compensation Committee of Federal-Mogul, such approval not to be unreasonably withheld.

You agree: (a) you are not now, and will not become, entitled to receive any retirement benefits under qualified or non-qualified pension plans or retirement agreements of any of your predecessor employers, including those identified on Schedule A to the Key Plan, (b) you have not received distributions under any qualified or non-qualified pension plans or retirement agreements of any of your predecessor employers, except as you have previously disclosed to Federal-Mogul in an aggregate amount less than $30,000, and (c) you will provide to Federal-Mogul at its request the means, reasonably satisfactory to Federal-Mogul, of verifying this information with respect to such predecessor employers.

5. Other Pension and Retirement Plans and Other Payments:

(a) PRA. In accordance with, and subject to the terms of, the Personal Retirement Account schedule of the Federal-Mogul Corporation Pension Plan (PRA), as a result of your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date, you will be entitled to receive, an annuity and/or a lump sum cash payment. Your PRA account balance as of March 31, 2012 is $183,211.15. This amount will continue to accrue interest according to the terms of the plan until payments commence. You represent, warrant, acknowledge and agree that all amounts that would otherwise be due to you under the Key Plan will be offset and reduced by the life annuity value of your PRA account balance as of your Normal Retirement Date. This monthly life annuity value as of September 3, 2012 (your Normal Retirement Date) is $1,154.39.

(b) PRA SERP. In accordance with, and subject to the terms of, the Federal-Mogul Supplemental Executive Retirement Program (PRA SERP), as a result of your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date, you will be entitled to receive, a lump sum cash payment following October 1, 2012. Your PRA SERP account balance as of March 31, 2012 is $1,265,419.24. This amount will continue to accrue interest according to the terms of the plan until payment is made. You represent, warrant, acknowledge and agree that all amounts that would otherwise be due to you under the Key Plan will be offset and reduced by the life annuity value of your PRA SERP account balance as of your Normal Retirement Date. This monthly life annuity value as of September 3, 2012 (your Normal Retirement Date) is $7,973.25.

(c) 401(k) Plan. In accordance with, and subject to the terms of, the Federal-Mogul 401(k) Investment Program (the “401(k) Plan”), as a result of your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date, you will be entitled to receive, at your election following the Retirement Date, a lump sum cash payment equal to the value of your account under the 401(k) Plan as of the date of distribution. As of March 7, 2012, your 401(k) Plan account balance was $392,965.15.

(d) SARs. In accordance with and subject to the terms of the Federal-Mogul Corporation 2010 Stock Incentive Plan, as a result of your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date, you shall have until June 29, 2012 to exercise the 76,816 vested stock appreciation rights granted to you on February 22, 2010. You represent, warrant, acknowledge and agree that the 38,409 remaining stock appreciation rights that you hold, which are unvested as of the Retirement Date are hereby terminated as of the Retirement Date and may no longer be exercised.

(e) Other Payment. In exchange for the post-retirement consulting, post-retirement transition and other services you are to provide to Federal-Mogul, and in consideration of all other agreements and obligations under this Letter Agreement, you will receive a cash payment of $6,000,000 promptly following October 1, 2012. If Federal-Mogul terminates or discontinues the post-retirement consulting arrangement set forth in Section 9(a), the payment pursuant to this Section 5(e) will not be reduced.

6. Change in Control Employment Agreement: You agree that, as a result of your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date and your entry into this Letter Agreement, the Amended and Restated Change in Control Employment Agreement dated as of December 31, 2008, between you and Federal-Mogul (the “Change in Control Agreement”), is hereby terminated and shall have no further force or effect.

7. No Other Compensatory Agreements: This Letter Agreement sets forth all payments and benefits to which you are entitled as a result of your separation from service with Federal-Mogul or for any other reason, whether under the Second Amended and Restated Employment Agreement dated as of March 23, 2010, between you and Federal-Mogul (the “Employment Agreement”), the Option Agreement, the Deferred Compensation Agreement, the Key Plan, the PRA, the PRA SERP, the 401(k) Plan, the SARs, the Change in Control Agreement (the Employment Agreement, the Option Agreement, the Deferred Compensation Agreement, the Key Plan, the PRA, the SERP PRA, the 401(k) Plan, the SARs, and the Change in Control Agreement, collectively the “Compensation Agreements”), or otherwise. Effective as of the Retirement Date, the Compensation Agreements and your obligations thereunder are hereby terminated in all respects and shall be null and void and have no further force or effect and all rights and interests and obligations of the parties thereunder are hereby terminated and your rights and interests in all payments contemplated in the Compensation Agreements or relating thereto, are hereby extinguished in all respects, other than (i) as expressly set forth in this Letter Agreement, (ii) your rights under any D&O policy or to indemnification provided under the Compensation Agreements and (iii) any obligations under the Compensation Agreements that expressly survive the termination thereof. You represent, warrant, acknowledge and agree that, except for (i) your right to receive the payments and benefits expressly set forth in this Letter Agreement and (ii) your right to indemnification under the Compensation Documents or any D&O policy, you have no other contracts, agreements, rights (whether under any written or unwritten Federal-Mogul plan or policy or otherwise), partnership or membership interests, profit rights or participations, or claims, against or relating to, Federal-Mogul, any of its subsidiaries, parent companies or affiliates, or any of their respective officers, directors, employees, agents, controlling persons or representatives, of any kind or character, direct or indirect and any and all such contracts, agreements, rights, partnership or membership interests, profit rights or participations, and claims, if any, from the beginning of time until the Retirement Date are hereby terminated, waived and extinguished in all respect.

8. Section 409A; Withholding: (a) Section 409A. The timing of the payments set forth herein is intended to comply with provisions of section 409A of the Code and shall be interpreted and construed accordingly. Notwithstanding the foregoing, the Board shall have sole discretion and authority to amend the terms hereof at any time to satisfy any requirements of section 409A of the Code or applicable guidance issued by the United States Treasury, irrespective of the effect thereof on any benefit or rights set forth herein.

(b) Withholding. All payments referred to in this Letter Agreement shall be subject to any applicable deductions, payroll, and Federal, state, local or foreign withholding taxes, as required by any applicable law or regulation.

9. Consulting: Subsequent to, and not as a condition of your retirement, you agree to provide certain consulting services to Federal-Mogul commencing on the Retirement Date and ending on May 31, 2013 (the “Consulting Period”), unless earlier terminated by Federal-Mogul, as set forth below.

(a) Services. You agree to serve as a consultant to Federal-Mogul providing such consulting services and advice as management and the Board reasonably requests. You will devote such time as is reasonably required to perform the consulting services but the parties acknowledge that such services shall be limited and you shall have discretion in selecting the dates and times you perform such services, giving due regard to the needs of Federal-Mogul’s business. Your time commitment to such consulting services and advice shall in no event exceed 20% of your customary time commitment to Federal-Mogul, so that your Separation from Service as of March 31, 2012 (per section 409A of the Code) shall be preserved. In rendering the consulting services hereunder, you shall conform to the highest professional standards of work and business ethics. You warrant that you have not previously assumed any obligation inconsistent with those undertaken by you under this Section 9. You agree not to consult or provide any services in any manner or capacity to any competitor of Federal-Mogul during the duration of the Consulting Period unless you are given express written authorization to do so by the Board of Directors. For purposes of this Letter Agreement, a “competitor” of Federal-Mogul shall mean any company or business engaged, directly or indirectly, in manufacture, sale or distribution of any product sold by Federal-Mogul on the date hereof, whether marketed to original equipment manufacturers or the aftermarket. In addition, Federal-Mogul shall reimburse you for any reasonable and documented out of pocket expenses incurred by you in connection with the performance of these consulting services. You shall provide Federal-Mogul with documentation of services provided upon request.

(b) Status. You will not be an employee for state, federal or foreign tax purposes or any other purpose as a result of this consulting arrangement. You expressly represent, warrant, acknowledge and agree that you (i) will be acting as an independent contractor in performing the consulting services hereunder, (ii) are not entitled to health, accident, disability, workers’

compensation or any other benefits and insurance coverage from Federal-Mogul, its subsidiaries or affiliates (except as otherwise explicitly set forth in this Letter Agreement) and (iii) shall not be entitled to any rights and or privileges of employees of Federal-Mogul, its subsidiaries or affiliates and shall not be considered in any way to be an employee of Federal-Mogul, its subsidiaries or affiliates. As an independent contractor, you will not be eligible for, and shall not participate in (except to the extent you are receiving benefits under such plan attributable to service while an employee), any employee pension, health, welfare, or other fringe benefit plan provided by Federal-Mogul to its employees and no workers’ compensation insurance shall be obtained by Federal-Mogul covering you. The relationship between you and Federal-Mogul created by this consulting arrangement shall be that of independent contractor, and you shall have no authority to bind or act as agent for Federal-Mogul, its subsidiaries or affiliates or any of their employees for any purpose. You do not and shall not represent Federal-Mogul, its Board of Directors, its officers, or any other employee of Federal-Mogul in any transaction or communication; nor shall you make any claim to do so unless expressly authorized to do so in writing by the Board of Directors. Except as otherwise provided in this Letter Agreement, Federal-Mogul shall not exercise control over you or direct the methods or means employed by you in performing the consulting services. Federal-Mogul shall not direct you in the performance of the consulting services hereunder and is solely interested in the attainment of the desired results.

10. Continuing Obligations: You represent, warrant, acknowledge and agree that, pursuant to the terms of the Employment Agreement, certain obligations shall survive your separation from service with Federal-Mogul due to your voluntary retirement with Federal-Mogul on the Retirement Date (including, without limitation, the non-competition and non-solicitation obligations set forth in Section 7 of the Employment Agreement and the confidentiality obligations set forth in Section 9 of the Employment Agreement). In addition, you represent, warrant, acknowledge and agree that, from the date hereof and through a period ending 1 year following the end of the Consulting Period, you will not: (a) solicit, interfere with or endeavor to entice away from Federal-Mogul or any of its subsidiaries or affiliates, any current or prospective customer or client, or any person in the habit of dealing with any of the foregoing; (b) attempt to direct or solicit any current or prospective customer or client away from Federal-Mogul or any of its subsidiaries or affiliates; (c) interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of Federal-Mogul or any of its subsidiaries or affiliates; or (d) advise any person not to do business with Federal-Mogul or any of its subsidiaries or affiliates.

11. Information: At all times following the Retirement Date, you shall hold in a fiduciary capacity for the benefit of Federal-Mogul, its subsidiaries, and the respective affiliates of any of the foregoing, all secret or confidential information, knowledge or data (collectively, “Confidential Information”), including without limitation trade secrets, investments, contemplated investments, business opportunities and methodologies, relating to the business of Federal-Mogul, its subsidiaries or the respective affiliates of any of the foregoing, and their respective businesses: (i) obtained by you during your employment with Federal-Mogul and (ii) not otherwise in the public domain. You shall not, without the prior written consent of Federal-Mogul (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than Federal-Mogul and those designated by Federal-Mogul, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that you will assist Federal-Mogul, at its expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such Confidential Information.

Without limiting anything contained above, you represent, warrant, agree and acknowledge that all personal and not otherwise public information regarding or concerning Icahn Enterprises L.P., Carl C. Icahn, Mr. Icahn’s family and employees of Federal-Mogul, its subsidiaries, Icahn Enterprises L.P., and the respective affiliates of any of the foregoing, shall constitute “Confidential Information” for purposes of this Letter Agreement.

You further agree not to write, contribute to, or assist any other person in writing or creating, a book, film, broadcast, article, blog or any other publication (whether in print, electronic or any other form) about or concerning, in whole or in part, Federal-Mogul, its subsidiaries, Icahn Enterprises L.P., Mr. Icahn, his family members or any of the respective affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agree to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information. In furtherance of the foregoing, you agree that the sole and only disclosures or statements you will make about or concerning any or all of Federal-Mogul, its subsidiaries, Icahn Enterprises L.P., Mr. Icahn, his family members or any of the respective affiliates of any of the foregoing, is to: (i) describe your positions, duties and responsibilities at Federal-Mogul; and (ii) discuss your accomplishments and achievements at Federal-Mogul; provided, in each case, that you don’t disclose any Confidential Information or make disparaging comments.

12. Notices. Any notice or communication permitted or required by this Letter Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in first-class mail properly addressed to the appropriate party at the address set forth below:

Notices to Consultant:

José Maria Alapont

[            ]

[            ]

Telephone: [            ]

Facsimile: [            ]

Email: [            ]

Notices to Federal-Mogul:

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

Attention: Brett Pynnonen, General Counsel

Telephone: [            ]

Facsimile: [            ]

Email: [            ]

With copies to Carl C. Icahn, Chairman of the Board of Federal-Mogul.

13. Governing Law; Jurisdiction; Waiver of Jury Trial; Right to Offset; Specific Performance:

(a) Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on either party hereto anywhere in the world, whether within or without the jurisdiction of any such court.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Specific Performance. You hereby represent, warrant, acknowledge and agree that, in the event of any breach of your agreements in Sections 9, 10 or 11 of this Letter Agreement, Federal-Mogul will suffer irreparable injury such that no remedy at law will afford it adequate protection against or compensation for such injury. Accordingly, you represent, warrant, acknowledge and agree that Federal-Mogul shall be entitled, in addition to money damages, to specific performance of your obligations under Sections 9, 10 or 11 of this Letter Agreement as well as further injunctive relief as may be granted by the court to effectuate the terms, intent, and purpose of this Letter Agreement. If any action at law or in equity is necessary to enforce the rights arising out of or relating to this Letter Agreement, Federal-Mogul shall be entitled to recover reasonable attorney’s fees, costs, and other disbursements incurred in such enforcement in addition to any other relief to which it may be entitled. You shall be entitled to seek legal redress against Federal-Mogul in accordance with the terms of this Letter Agreement if Federal-Mogul fails to provide the payments and benefits set forth in this Letter Agreement.

14. Severability; Amendment; Assignment: The provisions of this Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. This Letter Agreement may only be amended or modified by a written agreement executed by you and Federal-Mogul (or any successor thereof). You may not assign or transfer any rights or obligations you have under this Letter Agreement.

15. Counterparts: This Letter Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement. Transmission of a signature via facsimile, PDF file or similar electronic means shall be the same as provision of an original signature.

16. Counsel/Review of Agreement: You represent, warrant, acknowledges and agree that you have read and understand all of the terms, provisions and conditions of this Letter Agreement and have consulted with independent legal counsel of your choosing with respect to this Letter Agreement, or have had the opportunity to do so and determined, at your own risk, not to seek such counsel.

Please sign the enclosed copy of this Letter Agreement and return it to me to signify your understanding and acceptance of the terms and conditions contained herein.

Very truly yours,

By:
Name: Brett Pynnonen Title: SVP, General Counsel and Secretary

As authorized by the Compensation Committee of the Board of Directors

The foregoing has been read and accepted as a binding agreement between Federal-Mogul Corporation and the undersigned as of the date of this Letter Agreement.

By:
José Maria Alapont

9